EXHIBIT 15.0


                            R-TEC TECHNOLOGIES, INC.

                         POLICY AGAINST INSIDER TRADING

                              DATED APRIL 18, 1999

I.  Purpose

In order to comply with federal and state securities laws governing (a) trading in Company securities while in the possession of "material nonpublic information" concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent even the appearance of improper insider trading or tipping, the Company has adopted this policy for all of its directors, officers and employees, their family members, and specially designated outsiders who have access to the Company's material nonpublic information.

II.  Scope
         A. This policy covers all directors, officers and employees of the company, their family members (collectively referred to as "Insiders"), and any outsiders whom the Insider Trading Compliance Officer may designate as Insiders because they have access to material nonpublic information concerning the Company.
         B. The policy applies to any and all transactions in the Company's securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.
         C. The policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company, and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the company. Upon first receiving a copy of the policy or any revised versions, each Insider must sign and acknowledgment that he or she has received a copy and agrees to comply with the policy's terms. Section 16 Individuals and Key employees, as defined below, may be required to certify compliance with the policy on an annual basis.



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III.  Section 16 Individuals and Key Employees
         A. Section 16 Individuals. The Company has designated those persons listed on Exhibit A attached hereto as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the underlying rules and regulations promulgated by the SEC.
                  Section 16  Individuals  must  obtain  prior  approval  of all trades in Company securities from the Insider Trading Compliance Committee in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.
         B. Key Employees. The Company has designated those persons listed on Exhibit B attached hereto as Key Employees who, because of their position with the Company and their access to material nonpublic information, must obtain the prior approval of all trades in Company securities from the Insider Trading Compliance Committee in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit B from time to time as necessary to reflect the addition, resignation or departure of Key Employees.

IV.  Insider Trading Compliance Officer and Compliance committee.
The Company has designated the President as its Insider trading Compliance Officer (the "Compliance Officer"). The Insider trading Compliance Committee (the "Compliance Committee") will consist of the Compliance Officer and in house legal counsel. The Compliance committee will review and either approve or prohibit all proposed trades by Section 16 Individuals and Key Employees in accordance with the procedures set forth in Section VI.C below. In addition to the trading approval duties described in Section VI.C below, the duties of the Compliance Officer will include the following:

         A.       Administering  this  policy  and  monitoring   and   enforcing
                  compliance with all policy and procedures.
         B. Responding to all inquiries relating to this policy and its procedures.

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         C.       Designating and announcing special  trading blackout  periods during which no Insiders may trade in Company securities.
         D. Providing copies of this policy and other appropriate materials to all current and new directors, officers, and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.
         E. Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the "Securities Act"); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
         F. Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
         G. Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
         H. Maintaining the accuracy of the list of Section 16 Individuals and Key Employees as attached on Exhibits A and B, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties or the duties of the other member of the Compliance Committee in the event that the Compliance Officer or other Committee member is unable or unavailable to perform such duties.


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V.  DEFINITION OF "MATERIAL NONPUBLIC INFORMATION"
         A.  "MATERIAL" INFORMATION
         Information about the Company is "material" if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed "material", the following types of information ordinarily would be considered material:

                *        Financial performance, especially quarterly
                         and year-end earnings, and significant
                         changes in financial
                         performance or liquidity.
                *        Company projections and strategic plans.
                * Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
                * New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
                * Major discoveries or significant changes or developments in products or product lines, research or technologies.
                *        Significant   changes  or   developments  in
                         supplies or inventory, including significant product defects, recalls or product returns.
                *        Significant pricing changes.
                * Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
                *        Significant changes in senior management.
                *        Significant labor disputes or negotiations.
                * Actual or threatened major litigation, or the resolution of such litigation.

         B.  "NONPUBLIC" INFORMATION
Material information is "nonpublic" if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this policy, information will be considered public, i.e., no longer "nonpublic", after the close of trading on the second full trading day following the Company's widespread public release of the information.



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         C.  CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE
Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI.      STATEMENT OF COMPANY POLICY AND PROCEDURES
         A.  PROHIBITED ACTIVITIES
                  1. No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.
                  2. No Insider may trade in Company securities outside of the applicable "trading windows" described in Section VI.B below, or during any special trading blackout periods designated by the Compliance Officer.
                  3. No section 16 Individual or Key Employee listed on Exhibits A and B attached hereto may trade in Company securities unless the trade(s) have been approved by the compliance Committee in accordance with the procedures set forth in Section VI.C below. Section 16 Individuals and Key Employees who wish to sell
                           Company securities in order to liquidate their profits are strongly encouraged to sell their securities pursuant to a predetermined written plan adopted prior to each fiscal or calendar year, which is approved by the Compliance Committee, specifies the dates and amounts of securities to be sold, and cannot be modified during the year. To the extent possible, Section 16 Individuals and Key Employees should retain all records and documents that support their reasons for making each trade.
                  4. The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the other member of the Compliance Committee and the Treasurer or secretary in accordance with the procedures set forth in Section VI.C below.

                  5. No Insider may "tip" or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider's regular duties for the Company and authorized by the Compliance Officer and/or the Investor Relations Committee. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer and/or the Investor Relations Committee.

                  6. No Insider may give trading advice of any kind about the Company to anyone while possession material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.
                  7. No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.
                  8. No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) "tip" or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.

         B.  TRADING WINDOWS AND BLACKOUT PERIODS
                  1. Trading Windows for Section 16 Individuals and Key Employees. After obtaining trading approval from the Compliance Committee in accordance with the procedures set forth in Section VI.C below, Section 16 individuals and Key Employees listed on Exhibits A and B attached hereto may trade in Company securities only on the first and tenth business day of any month which does not fall on a legal holiday.
                  2. Trading Windows for All Other Insiders. All other Insiders who are not Section 16 Individuals or Key Employees may trade in Company securities only during the period beginning at the close of trading on the second full trading day following the Company's widespread public release of quarterly or year-end earnings and ending at the close of trading on the last day of the second month of the fiscal quarter in which the earnings are released.


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                  3.       No  Trading  During  Trading  Windows  While  in  the
                           Possession of Material Nonpublic Information. No Insiders possessing material nonpublic information
                           concerning   the   Company   may  trade  in   Company
                           securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the second full trading day following the Company's widespread public release of the information.

                  4. No Trading During Blackout Periods. No Insiders may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No Insiders may disclose to any outside third part that a special blackout period has been designated.
                  5. Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VI.C.2 below.

         C.  PROCEDURES FOR APPROVING TRADES BY SECTION 16 INDIVIDUALS,
             KEY EMPLOYEES AND HARDSHIP CASES
                  1.       Section  16   Individuals/Key   Employee  Trades.  No
                           Section 16 Individual or Key Employee may trade in Company securities until

                           a. the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s),
                           b. the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and
                           c. the Compliance Committee has approved the trade(s), and the Compliance Officer has certified the Committee's approval in writing.

                  2. Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after
                           a. the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),
                           b. the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company, and
                           c. the Compliance Committee has approved the trade(s) and the Compliance Officer has certified the Committee's approval in writing. Only the Compliance Officer's approval is necessary for hardship trades by Insiders who are not Section 16 Individuals or Key Employees.
         3. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the compliance Officer or Compliance Committee to approve any trades requested by Section 16 Individuals, Key Employees or hardship applicants. The Compliance Officer or Compliance committee may reject any trading requests at their sole reasonable discretion.
         D.  EMPLOYEE BENEFIT PLANS
                  1. Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401K plans) which are used to purchase Company securities pursuant to the employee's advance instructions. However, no officers or employees may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material nonpublic information.
                  2. Stock Option Plans. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises.

         E.  PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS
         The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

VII.     POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
         A.  CIVIL AND CRIMINAL PENALTIES
                  The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
         B.  COMPANY DISCIPLINE
                  Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or the family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.
         C.  REPORTING OF VIOLATIONS
                  Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee member and the Company's legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
VIII.    INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.



                                                       PHILIP LACQUA
                                                       President and C.E.O.



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                                    EXHIBIT A
                             OFFICERS AND DIRECTORS


MARC M. SCOLA              VICE PRESIDENT, GENERAL COUNSEL AND A DIRECTOR

NANCY VITOLO               SECRETARY, VICE PRESIDENT AND A DIRECTOR

PHILIP LACQUA              PRESIDENT, TREASURER AND A DIRECTOR





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                                    EXHIBIT B
                                  KEY EMPLOYEES


NONE


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                           RECEIPT AND ACKNOWLEDGMENT


I, __________________________, hereby acknowledge that I have received and read a copy of the "POLICY AGAINST INSIDER TRADING" and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-title policy may subject me to discipline by the Company up to and including termination for cause.


----------------------------                       ----------------------------
Signature                                                     Date

                           RECEIPT AND ACKNOWLEDGMENT


I, MARC M. SCOLA, hereby acknowledge that I have received and read a copy of the "POLICY AGAINST INSIDER TRADING" and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-title policy may subject me to discipline by the Company up to and including termination for cause.


----------------------------                       ----------------------------
MARC M. SCOLA                                                 Dated:

                           RECEIPT AND ACKNOWLEDGMENT


I, PHILIP LACQUA, hereby acknowledge that I have received and read a copy of the "POLICY AGAINST INSIDER TRADING" and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-title policy may subject me to discipline by the Company up to and including termination for cause.


----------------------------                       ----------------------------
PHILIP LACQUA                                                  Dated:

                           RECEIPT AND ACKNOWLEDGMENT


I, NANCY VITOLO, hereby acknowledge that I have received and read a copy of the "POLICY AGAINST INSIDER TRADING" and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-title policy may subject me to discipline by the Company up to and including termination for cause.


----------------------------                       ----------------------------
NANCY VITOLO                                                 Dated: